Exhibit 99.1

StatSure Announces Closing of Equity Financing

Framingham, MA - June 13, 2006 - StatSure Diagnostic Systems (OTC: BB SSUR) is pleased to announce the Company has successfully completed the sale of $2.15 million of its Series 2006 A 8% Convertible Preferred Stock to institutional investors. Chardan Capital Markets, LLC was the Company's placement agent for this transaction. Additional details regarding this financing are available in the recent Form 8-K filed with the SEC.

StatSure Diagnostic Systems' primary business relates to a patented technology that provides convenient, safe and inexpensive point-of-care testing for certain infectious diseases. The Company's first commercial introduction of this platform is expected to be in screening for HIV antibodies--a very large and growing market that is likely to expand into OTC segments in the near future. This funding will permit StatSure to commercialize its IP across a broad range of infectious disease testing opportunities beyond AIDS. StatSure believes the underlying advantages of its format - rapid, safe, accurate and easy to read results-- will capture a significant global market share of point-of-care screening in doctors' offices, clinics, ER's and ultimately in self-testing by the consumer. Mr. Steve Peltzman, CEO and Chairman stated: "This financing represents an important milestone in our progress towards commercializing our rapid-diagnostic disease product technology. In addition, these funds will enable us to capitalize on the growing market demand for our oral fluid collection device. This product line is currently sold on a private-label basis as part of certain manufacturers' drug of abuse testing kits. Benefits include a patented volume adequacy indicator and elimination of a centrifugation step in preparing the sample. StatSure will invest in building the on-going revenue base of this high margin product line and take advantage of the increasing external demand for oral fluid testing for drug of abuse, certain cancers and other novel analytes".

About StatSure:

StatSure Diagnostic Systems manufactures and markets a patented rapid point of care testing device for infectious diseases, as well as oral fluid specimen collection devices using a patented volume adequacy indicator for drugs of abuse testing and other clinical uses. Certain of these products are sold in the United States as well as internationally to various distributors for use in clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations. Please visit our website at www.StatSure.com.

Forward-Looking Statements

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC").

For more information visit our website at www.StatuSure.com